UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

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April 17, 2013

Dear Fellow Shareholder:

STILLWATER IS THE STRONGEST IT HAS EVER BEEN

DON’T LET THE CLINTON GROUP PUT YOUR INVESTMENT AT RISK

Stillwater is at an important point in the Company’s history. Over the years we have transformed Stillwater into a low cost, high volume palladium producer. We now have a viable platform to promote growth while carefully managing PGM price volatility. As evidenced by recent market conditions, Stillwater remains very well-positioned given our capital reserves, proper planning and flexibility on growth – all signs of proper stewardship and management. Over time, palladium’s continued appreciation versus platinum – a re-rating that Stillwater’s marketing efforts helped drive – will allow us to leverage our expansion projects and generate significant value for shareholders.

Stillwater’s share price has, and continues to be, highly correlated to the palladium cycle. Indeed, since 2003 Stillwater’s share price has increased 450% while the price of palladium has increased 427%. This result was not by luck. The Company struggled tremendously when faced with the palladium pricing trough of 2003 because it had no clear operating plan or strategy – an issue the Board and management had been tackling since 2001 after inheriting substantial planning, operating and cost challenges from prior management. The correlation reflects the significant accomplishments of the Company over the long-term.

Furthermore, even as we invest in our business and develop both new and existing projects, Stillwater has an exceptional record of cost management. We have managed costs better than our PGM peers and other North American hard rock miners. We have also maintained a consistent level of G&A in our core business while implementing an even more rigorous safety program and building a workforce and infrastructure to support our growth initiatives in Montana.

Your Board of Directors has a deliberate and detailed plan to create value for shareholders, hinging directly on Stillwater’s unrelenting focus on growing its Montana operations. 87% of the Company’s 2013 $173 million capital budget will be spent on growing its PGM operations in Montana. Stillwater remains staunchly committed to Montana as the cornerstone of the Company’s strategic plan and the engine for future growth and value creation.

THE CLINTON GROUP HAS NO VIABLE PLAN FOR STILLWATER

As we have stated, we value the opinions of our investors and welcome feedback on a variety of topics. However, we believe that the Clinton Group, a hedge fund that only recently acquired just 1.3% of the Company’s outstanding shares, has launched a self-serving attack on Stillwater and has presented no plan, no suitable slate of nominees and no qualified CEO – a very dangerous combination for shareholders that creates tremendous risk.

The Clinton Group has merely disclosed a disjointed set of “ideas” for Stillwater to willingly adopt which collectively do not represent a coherent alternative strategy to the one your management and Board are pursuing. In our own analysis, many of these ideas will be value-destructive for Stillwater’s shareholders.

For example, the Clinton Group has proposed:

•	Imposing pricing collars, which would decrease investors’ commodity exposure and take away the full PGM price upside

•	Immediately tendering for the convertible debt, which would be expensive and leave Stillwater poorly capitalized in the midst of its Montana growth projects

•	Immediately issuing dividends or repurchasing shares, which would preclude Stillwater from making investments in PGM growth without increasing leverage

•	Converting Stillwater to an MLP, which would be an unattractive option given the volatility and capital requirements of our business – not to mention the complete lack of precedent precious metal MLPs

•	Proceeding immediately with eight different Montana growth projects, many of which are not yet permitted and certainly do not have completed engineering. This type of undisciplined approach:

•	Ignores the lack of available and experienced manpower needed

•	Ignores mine logistics and planning

•	Ignores the quality of ore reserves

•	Ignores the fact that some projects require years of permitting after careful work with our neighbors and regulators

•	Shows that the Clinton team has no appreciation for the complex engineering requirements of mine development

The Clinton Group also chooses to obscure the fact that Stillwater remains extremely well-capitalized to fund our PGM operations and future growth, while other precious metal companies are struggling and are beset with write-offs and financing constraints. Indeed, the convertible debt funding we executed in October 2012 was a critical piece of our PGM growth strategy and enabled us to remain flexible in the face of commodity price volatility. The Clinton Group would have you believe that it was a bet against the future performance of the Company. To the contrary, it was a prudent and disciplined financing decision – far more advantageous than taking on high-yield debt with restrictive covenants – and it provides Stillwater a low-coupon piece of paper, the principal of which can ultimately be repaid in cash, negating any potential shareholder dilution.

The Clinton Group also fabricated an entire history in regards to Stillwater’s relationship with MMC Norilsk Nickel, claiming that Norilsk had operating control over the Company. In contrast, Stillwater and Norilsk collaborated in an effective and brilliant marketing arrangement that ensured palladium’s continued and increasing use in the U.S. automobile industry. Norilsk had no control over the operations or budget of the Company other than appointing Directors – fully independent of Norilsk, and two of whom are still with Stillwater today – to constitute a majority of the Board.

CLINTON HAS NOT IDENTIFIED A SUITABLE CANDIDATE FOR CEO

The Clinton Group also indicated in recent materials that they would have former Stillwater CEO and current director nominee of the Clinton Group, Charles Engles, serve as the interim replacement CEO of Stillwater.

The Clinton Group mischaracterizes Dr. Engles’s tenure as Stillwater CEO, saying he adopted a growth strategy that continues today.

In reality:

•	Stillwater struggled under Dr. Engles’s leadership with no clear strategy

•	Dr. Engles left abruptly after only two and a half years with no clear explanation to Stillwater shareholders

While Clinton has referenced unnamed sources that are supportive of Dr. Engles’s tenure at the Company, this uncorroborated hearsay is insufficient in validating his murky record as CEO. Stillwater shareholders deserve an immediate, transparent and forthright explanation by Dr. Engles himself and the Clinton Group regarding Dr. Engles’s abrupt resignation from Stillwater in 1997. It is critical that Stillwater shareholders are made aware of all of the details surrounding his departure, given the Clinton Group’s misrepresentation of his record and shortsighted nomination of Dr. Engles as a CEO candidate of Stillwater in the event Clinton is successful in its takeover of the Company. Our shareholders deserve to know the full history before being asked to vote for bringing back an ex-CEO.

CLINTON PUT FORTH AN UNQUALIFIED BOARD SLATE WITHOUT PROPER VETTING

The Clinton Group has put forth a slate of unqualified director nominees, who are not fit to oversee any U.S. public company, much less a complex PGM miner such as Stillwater. Furthermore, Clinton has failed to properly vet its candidates, as is evident in their collective dearth of qualifications and experience and, in some cases, severe lack of judgment. The Clinton Group removed John DeMichiei after Stillwater pointed out serious misstatements in his academic credentials; the fact that Clinton did not discover and correct this earlier suggests that they did not perform even the most basic due diligence on their nominees. Shareholders should not compromise for an unqualified slate of directors without proper vetting or due diligence.

Stillwater prides itself on its strong core values, including the fair and just treatment of its employees and unions, and the Company will not stand by while Clinton attempts to sully Stillwater’s exemplary track record with a proposed slate of unqualified dissident director nominees.

To highlight a few of Clinton’s director nominees’ most acute deficiencies:

•

John DeMichiei – After Stillwater called attention to inconsistencies in Mr. DeMichiei’s academic record and poor safety and labor relations at Signal Peak Energy, Clinton pulled Mr. DeMichiei from its slate of director nominees mid-solicitation.

•

Charles R. Engles – As noted above, Clinton mischaracterizes Dr. Engles’s record as CEO of Stillwater and fails to address our request for disclosure of the details about his abrupt resignation from the Company. Dr. Engles oversaw Stillwater when it was a drastically different company than it is today and he struggled mightily; there is no evidence that he has the skills or experience to successfully run Stillwater now or in the future.

•

Seth E. Gardner – Mr. Gardner’s only public company experience consists of nine weeks on Scottish Re Group’s board before it was delisted from the NYSE. Despite Clinton’s assertions, he has no substantive public company board experience.

•

Michael “Mick” McMullen – Contrary to Clinton’s claims that Mr. McMullen understands the operations and financials of nearly every PGM company, he has no record of PGM experience. The mining companies he has worked with are not PGM miners; the businesses differ drastically and his experience is simply not relevant to Stillwater.

•

Michael McNamara – Mr. McNamara has no public company board or management experience. He is a financial analyst at a small financial advisory boutique with only 10 years of work experience, making him an unsuitable candidate to serve on Stillwater’s Board.

•

Brian Schweitzer – Mr. Schweitzer was a staunch supporter of Stillwater while he was in office, and only weeks later he inexplicably changed his stance and has chosen to support the Clinton Group. Mr. Schweitzer has no public company board or management experience and limited management experience outside of politics.

•

Patrice Merrin – Despite Clinton’s assertions, Ms. Merrin also has no U.S. public company board experience; her tenure on the Council on Canadian-American Relations is irrelevant and does not count. Furthermore, her ban from the U.S. for involvement with a company that worked with the Cuban government is notable and should not be taken lightly.

•

Gregory P. Taxin – Mr. Taxin has a questionable investment history in mining companies and no history whatsoever investing in PGM companies. He and the Clinton Group have significantly underperformed for public company shareholders.

INDEPENDENT THIRD PARTY STAKEHOLDERS BELIEVE IN STILLWATER’S CURRENT LEADERSHIP

It is important for shareholders to note that Stillwater’s Board and management team are not alone in favoring the Company’s strategy and nominees. Several independent parties, who have a comprehensive knowledge of Stillwater and are impacted by the Company’s operations, agree with Stillwater, support our incumbent director nominees and have expressed concern over Clinton’s campaign. Speaking with the Stillwater County News last month, U.S. Congressman of Montana, Steve Daines, called Stillwater “a world-class business” with a strong presence in Montana.

Likewise, in a letter to shareholders dated April 7, 2013, the United Steelworkers, the Union that represents many of Stillwater’s employees has expressed opposition to the Clinton Group’s attempt to replace Stillwater’s Board of Directors and CEO, stating:

“There is no question about what is best for the success of the Stillwater Mining Company and the USW’s membership in this upcoming proxy fight. CEO Frank McAllister and the existing Board of Directors have done a good job running the Company, and the Clinton Group’s attempt to replace them is meritless.”

The Good Neighbor Agreement (GNA) Councils have also sent a letter to Stillwater shareholders, dated April 2, 2013, encouraging them to vote in support of Stillwater’s plan, saying:

“The Councils appreciate and respect the commitment shown by the current leadership of SMC over the last twelve years to implement and promote the GNA. The Councils encourage shareholders of SMC to vote in support of the current Board and management.”

YOUR INCUMBENT DIRECTOR NOMINEES ARE EXPERIENCED, HIGHLY QUALIFIED

AND DEDICATED TO ALL SHAREHOLDERS

The Company’s incumbent director nominees are far superior to Clinton’s nominees, who do not have the necessary skills and industry experience to run a complex PGM miner such as Stillwater. ALL of Stillwater’s nominees have U.S. public company board experience. ALL of Stillwater’s nominees have direct experience with PGM mining. Your current Board is also a positive balance of tenured Stillwater directors who have helped guide the turnaround of the business as well as recently added directors who bring a fresh perspective to the Board.

As we look to the future, it is crucial that Stillwater be under the stewardship of the right directors to leverage the positive momentum generated in recent years. Stillwater’s nominees are committed to the development of the Company’s PGM operations and growth programs and creating value for ALL Stillwater shareholders.

KEEP STILLWATER GOING STRONG – VOTE FOR THE STILLWATER NOMINEES

ON THE WHITE PROXY CARD TODAY

Stillwater is stronger than ever. To ensure that the Clinton Group does not disrupt your company’s progress, please use your WHITE proxy card to vote TODAY—by telephone, over the Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. You are urged to discard any green proxy card sent to you by Clinton Group. Even a protest vote against Clinton Group’s nominees on Clinton Group’s green proxy card will cancel any previous proxy submitted by you in favor of Stillwater. Please vote only the WHITE proxy card.

As always, we appreciate all the active engagement on the part of our shareholders, and thank you for your support.

Best regards,

Francis R. McAllister

Chairman and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you would like to obtain copies of the Company’s proxy materials or have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8906

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any green proxy card sent to you by the Clinton Group, as doing so will revoke your vote on the WHITE proxy card.

Some statements contained in this letter are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “projects”, “estimates,” “forecast,” “guidance,” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K and in subsequent filings with the United States Securities & Exchange Commission. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

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